BOSTON OMAHA CORPORATION

2024 Annual Letter

To the Shareholders of Boston Omaha Corporation:

Calendar 2024 was a good year for our three business segments and the management teams at each deserve the credit.

- Our Link Media ("Link") billboard business grew revenue organically by approximately 4%, net income by 21%, adjusted EBITDA[1] by 10% and free cash flow by double digits which excludes acquisitions or other growth investments.

- Boston Omaha Broadband ("BOB") fiber passings grew by approximately 50% and fiber customers by approximately 63% but, more importantly, at a cost basis well below our view of the intrinsic value of each. Revenues grew by approximately 11%, net income declined by 6% and adjusted EBITDA grew by 99% - though it's worth noting that the adjusted EBITDA growth stems from a small base so I would not get too excited…yet. In addition, BOB has developed a backlog of advantaged fiber builds, providing a runway for additional incremental capital deployment at what we estimate as durable, attractive rates of return.

- General Indemnity Group ("GIG") grew gross written premium through United Casualty and Surety Insurance Company ("UCS") by approximately 40%, earned premium by 42%, consolidated net income by 32% and adjusted EBITDA by 54%; all while maintaining an attractive loss ratio. In December of 2024, Boston Omaha Corporation ("BOC" or "Boston Omaha") added significant capital to our insurance subsidiary's surplus to support potential future growth, more on this in a moment.

Within our other business interests and minority investments the news in 2024 is also mostly good.

- Sky Harbour Group Corporation ("SKYH" or "Sky Harbour") again added several new land leases to support new hangar locations, and raised important equity capital to continue their impressive growth

[1] In this letter, we use adjusted EBITDA as a non-GAAP measure. Our reasons for why we believe this non-GAAP measure is helpful to investors and the applicable adjustments to GAAP are spelled out in greater detail under "Non-GAAP Measures" starting on page 16. Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), noncontrolling interest in subsidiary income (loss), interest expense, interest and dividend income, depreciation, amortization, accretion, gain or loss on disposition of assets, and other investment income (loss).

in what we believe is a high return durable asset. In our opinion, the newly planned locations are of higher economic value than many of the past locations, which is a tribute to management.

- Our investments and general partner ("GP") ownership in real estate funds at Boston Omaha Asset Management ("BOAM") returned to us a good amount of capital in 2024 and we expect additional material sums over the next year or two. Our returns on capital in the aggregate have been in our view attractive to date and future returns appear similar as I write this letter, but future proceeds are of course also subject to changes in real estate pricing. More detail on our proceeds to date later in this letter.

- Last year, we reported that Crescent Bank & Trust ("CB&T") had more mixed news due to expected losses on certain vintages of auto loans. As we stand today, those losses have come in better than was originally expected. The bank is on a much-improved path in 2025 and evolving with the competitive environment. Next year or even by our planned AGM, I should have much more to report. Remember, we in no way control CB&T as we are a passive, but important, minority shareholder.

Capital Allocation

When looking back at 2024, three areas stand out in terms of capital allocation. These are in no particular order:

In December, Boston Omaha moved $19.1mm of capital to our UCS insurance subsidiary in the form of Sky Harbour common stock, nearly doubling UCS' surplus and our ability to grow insurance premiums. We remain excited about SKYH's business and its management. Whether the stock is held at the BOC level or within our insurance subsidiary is of little significance to us from an investment standpoint. With the shares sitting at UCS, we can earn a potential future investment return on SKYH just the same, while also using this capital contribution of these shares to allow UCS to increase its ability to write materially more premium. The challenge will be strategically growing insurance premiums written while maintaining a low loss ratio.

In 2024, BOB went through some major changes, including but not limited to: new leadership, continued operational integration of our four broadband subsidiaries, and capital allocation priorities. The team at BOB has done a great job over several years building a backlog of future fiber projects, both general overbuilding in less competitive areas but also within what we would call advantaged builds (HOA, manufactured home community, and government program contracts to name the largest categories). Our focus and capital within broadband, including a new term loan facility for certain BOB subsidiaries (which is guaranteed by BOB but not Boston Omaha), will be more focused pursuing these advantaged builds until we exhaust our opportunity set within these types of projects.

Lastly, we authorized a share repurchase program, which went into effect last August and allows us to repurchase up to $20 million shares of our Class A common stock. Our approach will be opportunistic and disciplined: we will only buy back shares when we believe they trade significantly below our conservative estimate of intrinsic value, and when doing so makes more economic sense than deploying capital into our existing businesses or potential acquisitions. Repurchases are also dependent on our excess cash availability at any given time.

Shareholders should expect any repurchases to be lumpy in their timing because of the above factors, but also subject to volume and other restrictions on such a program imposed under federal securities laws and our limitations on repurchasing shares during blackout periods. To date, we have purchased approximately 7.5% of the amounts authorized to be repurchased.

******

Since inception to year-end 2024, management and our board of directors believe the intrinsic value of Boston Omaha has grown at a reasonable rate of return on a per share basis, the primary metric we focus on. Scaling our three primary businesses took time and capital, which led to lower immediate returns, but held the prospect for superior returns in the future as incremental capital is invested and each business achieves economy of scale. Simultaneously to building scale in our controlled businesses, we were fortunate to be able to invest excess capital at much higher returns opportunistically such as with Dream Finders Homes, Sky Harbour (which to date we have sold only a small percentage of our ownership), various common stocks, and commercial real estate.

Looking forward, under present conditions, I believe the returns we can now obtain internally via incremental capital within our controlled businesses

provide attractive optionality that we believe can often beat, on a risk/return basis, one-off investment ideas. Our board and I agree that having this internal option on a regular basis can prove valuable over the long term without some of the risks inherent in investments in companies which we do not control.

When it comes to the performance of our stock price since inception, that is another matter and the news to date has not been great. However, this is not abnormal in our experience. Stocks at times sell for very high prices relative to intrinsic value and at other times large discounts, neither of which we can control. If we are fortunate enough to have excess cash on hand during periods of negativity, we have a wonderful additional option for capital in repurchasing our shares from willing sellers at an attractive price. Over time, that option could add significant value to the long-term owner as we expect our aggregate earnings power to continue to grow.

Operating Businesses at Boston Omaha Corporation

Below is a breakout of the *net*[2] assets of our operating businesses at the end of each fiscal year. This table includes everything except the investments at BOAM, which we break out separately.

($ in millions)	2024	2023	2022	2021	2020
Cash[3]	$31.1	$30.5	$52.5	$152.4	$69.5
Billboards[4]	159.4	176.4	176.5	165.9	139.2
Insurance[5]	47.9	36.0	32.9	36.1	34.0
Broadband[4]	180.0	166.7	121.4	51.3	43.5
Total	**$418.4**	**$409.6**	**$383.3**	**$405.7**	**$286.2**

[2] Assets (excl. cash balances mentioned below in note 2) less liabilities.

[3] Includes short-term U.S. Treasury securities but excludes cash balances held within UCS, our wholly owned underwriting business, and at Yellowstone (during 2020 and 2021), a SPAC previously sponsored by a subsidiary of Boston Omaha.

[4] Excludes cash balances held within billboard and broadband operations as they are captured in "Cash" as shown above.

[5] Includes cash balances held within UCS, our wholly owned underwriting business.

In terms of debt obligations, there are still none at the parent company and a modest amount (primarily term debt) at both our billboard business and broadband business, which is non-recourse to Boston Omaha.

Billboard Operations at Link Media Holdings

In 2024, Link grew revenue organically just over 4% and lowered land costs to 18.3% of revenue. The result was another year of record performance by Scott LaFoy and his team.

Below we provide our annual chart of Link's progress.

($ in millions)	**2024**	**2023**	**2022**
Revenue	$45.2	$42.9	$39.2
Land Cost %[6]	18.3%	18.6%	19.7%
Overhead %[7]	6.4%	6.7%	6.6%
Net Income	$6.9	$5.7	$4.6
Adjusted EBITDA	$17.6	$16.0	$14.0
Net Working Capital[8]	$1.3	$2.6	$1.0
Tangible PP&E, Net	$44.1	$46.9	$49.4

During the year, Link also converted 6 static faces to digital, purchased 3 easements, and built 5 new structures which added 12 faces within our markets. All three of these items we view as growth investments which will generate anywhere from good (in the case of easement purchases) to great (digital conversions and new builds) returns on invested capital.

On the acquisition front, we have been far less active over the past two years. One reason is simply fewer tuck-in opportunities have been for sale, which are the most accretive acquisitions we could make providing the highest

[6] Land lease expense on billboards where we do not own the land as a percentage of revenue.
[7] Overhead is Link Media expenses related to corporate employees, office and software as a percentage of revenue.
[8] Adjusted for current portion of lease liabilities related to ASC 842 implementation and assumes a certain maximum level of cash in business for operational purposes.

year one free cash flow yield. A second reason is the opportunity within our broadband business where we believe we can earn a higher return on capital over a 5-year period through advantaged fiber builds. Over time, we will never be able to control when tuck-in acquisitions are available at reasonable prices. However, advantaged fiber builds sit squarely in front of us and the window for these builds is limited. Once fiber reaches a home or business, that location is no longer available to serve and predicting the number of new appealing deals we can secure over time can be challenging.

We continue to be big fans of the billboard business and especially our roadside asset base coupled with a great management team. Our days of adding to our billboard business via acquisition are not over.

Insurance Operations at General Indemnity Group

GIG is our insurance subsidiary that writes one line of business, surety bonds, coast to coast. We are attracted to surety insurance due to its generally low loss ratios, short loss exposure durations, and opportunity to grow market share through technology, automation, and providing agents and customers with a seamless way to book small transactional commercial bonds (which positions us to write the larger contract bonds and vice versa).

Here is GIG's operating performance for the past four years.

($ in millions)	2024	2023	2022	2021
Gross Written Premium	$26.4	$18.8	$13.8	$9.3
Revenue	$23.9	$17.7	$13.4	$10.2
Operating Income	$2.5	$1.5	$1.1	($0.8)
Net Income (Loss)	$2.7	$2.1	($2.5)	$1.9
Adjusted EBITDA	$2.8	$1.8	$1.4	($0.6)

Calendar 2024 was a record year for GIG across all metrics. The team exceeded the $25mm mark for gross written premium and did so while

continuing to grow Operating Income and adjusted EBITDA. The credit for GIG's success goes entirely to our hard charging management team. Dave Herman and Bob Thomas have done an exceptional job scaling the business to profitability while making prudent decisions about the types of business we write.

Think of GIG as a three-legged stool – it required time to grow and stabilize, but has now reached scale:

UCS (carrier): Over the past four years, UCS written premium has grown from $9.3mm to $26.4mm, while averaging a loss ratio of 14.6%. In December of 2024, BOC contributed $19.1mm of capital via SKYH common stock, which along with net income approximately doubled UCS' surplus to $40.7mm. This additional surplus may lift UCS's T-Listing and financial strength rating, which in turn should help to fuel more growth at the company. The team continues to grow relationships and develop new sources of premium, and we look forward to seeing what they will achieve with the improved capital strength and continued momentum.

BOSS Bonds® (agency): In June of 2024, we consolidated the five GIG agencies into one entity, which we renamed BOSS Bonds Insurance Agency ("BOSS Bonds"). BOSS Bonds has been drawing significant attention in the surety marketplace, growing its production by 23% in 2024. As a surety-only agency and with over 25+ product markets to place business for customers, BOSS Bonds has seen growing demand from insurance agents across the country to place their surety business. With one agency to manage, the focus and momentum for growth has never been stronger.

SuretyBonds.Market (technology): Although not a standalone business, SuretyBonds.Market (SBM) has emerged as what we believe is one of the best technology portal platforms for booking surety bonds in the marketplace and has helped to facilitate growth throughout GIG. Initially used by BOSS Bonds to help thousands of agents book surety, we expanded the capabilities at the end of 2024 to allow UCS to have its own commercial bond portal as well.

Broadband Operations at Boston Omaha Broadband

BOB is the parent company of four wholly owned broadband businesses: Utah Broadband ("UBB"), AireBeam ("AB"), InfoWest ("IW"), and Fiber Fast Homes ("FFH"). In 2024, we began providing shareholders with a financial supplemental that includes breaking out our broadband businesses into two segments: UBB/AB/IW and then FFH separately.

Management believes it is useful to break out our financials in this way because FFH is a start-up broadband business solely focused to date on laying fiber in newly constructed neighborhoods. FFH's fiber builds are completed with an HOA contract in place with the neighborhood or in a joint-venture structure with a developer. As a result, this segment consumes capital and incurs operating costs in a major way upfront during the build out phase, only showing the fruits of those investments over time as homes are constructed and customers move in.

Our other three broadband businesses were purchased with an existing customer base and already generating cash flow. All three pursue similar contracts as FFH within their geographies, however the bulk of their business is retaining and growing their broadband customer footprint while also pursuing growth opportunities to expand their fiber networks. Opportunities that we find most attractive are often through deals with existing manufactured home communities, developer joint ventures, government program awards to build in underserved areas, and/or building within adjacent communities that may have inferior broadband technology options to fiber.

Below is an update on progress at UBB/AB/IW:

($ in millions)	2024	2023	2022
Revenue	$37.6	$34.7	$28.5
Net Income (Loss)[9]	($0.2)	($1.6)	$1.8
Adjusted EBITDA[9]	$11.1	$7.6	$8.2
Total Subscribers	43.6k	41.4k	39.2k

[9] Includes allocation of broadband parent company overhead expenses.

Fiber Subscribers	12.4k	8.1k	4.4k
Fiber Passings	31.8k	22.4k	13.2k

Important to note, is the 19.4k fiber passings that are not yet customers. Although we would love for every passing to become a customer, it is unlikely in this segment of our broadband business. At the same time, we do expect a material amount of new customers in addition to the 12.4k that we currently have on our already built and paid for fiber, an important fact for shareholders to understand as current cash flows may not reflect eventual steady state cash flow on our investment.

Last year, I mentioned a mistake we may have made in our fixed wireless business where we invested capital to improve our network (less than $3mm) yet it was not clear to me that we would get an adequate return. The jury is still out on that and it may be several years before we have a definitive answer. In my opinion, our largest risk in this segment is not the new fiber being laid in advantaged builds, but instead a certain portion of our fixed wireless customers that reside in areas that could be open to government funded programs to switch their service. We fully intend to pursue these types of government programs within our geographies using both fiber and fixed wireless solutions but there is no guarantee we will be selected.

Below is an update on progress at FFH:

($ in millions)	2024	2023	2022
Revenue	$1.5	$0.6	$0.2
Net Income (Loss)[10]	($7.3)	($5.4)	($4.1)
Adjusted EBITDA[10]	($5.3)	($4.7)	($3.8)
Fiber Subscribers	3.3k	1.5k	0.5k
Fiber Passings	8.1k	4.2k	1.7k

[10] Includes allocation of broadband parent company overhead expenses.

We believe that the long-term outlook for FFH is better than the figures above may imply as we get closer to scale revenue wise and have peaked in various expense items. In this segment, a very large portion of the fiber passings that are not yet customers should become subscribers given the nature of the deals struck with HOA's. Management believes the primary risk in terms of returns on our capital is not whether the revenue will show up, but when from a time value of money perspective and how low operating costs will be at that time. Unfortunately, we have little control over the pace of new home sales or the development of new neighborhoods. Nonetheless, based on the 8.1k advantaged fiber passings already built plus our reported backlog of future builds we intend to execute, we believe that FFH should generate material free cash flow in the future with materially lower operating costs.

In last year's letter, I mentioned some possible mistakes in our FFH segment where we completed a small number of projects with decent contracts in place, but where we determined that the future lack of ability to get scale in these geographies could lead to subpar returns. On this front, I am disappointed to report that these were clearly mistakes and we are not at all likely to obtain a return on that capital. These projects amounted to around $2mm in capital investment but also came with operating costs we carried. Unforced errors are hard to swallow, the only silver lining is that these fiber passings could be of some value to competitors nearby that have scale in the area.

Now to the good news, the new leadership at BOB and FFH believe we have hit peak operating losses at FFH and the fourth quarter figures begin to show that to a small extent. We believe this will become much more apparent in the coming year. It is expensive to carry a multitude of fiber construction projects in various geographies all at once, but as long as the project level returns remain attractive, scaling makes sense. It was not all that long ago when GIG was in a similar place. 2025 will be an important year for FFH and I look forward to reporting to you next year on where we sit from a cash flow standpoint.

******

Overall, BOB in aggregate is at reasonable scale today and as a result incremental capital employed should earn a return in line with project level underwriting. Mistakes will be made, but there is no reason to bypass new attractive fiber projects because we have made a mistake in the past. Our expectation is that a project must achieve mid-teens or higher return on invested capital before it is approved for development and we now have a longer track

record of underwriting accuracy by project type thanks to our leadership headed by Max, Butch, and their excellent team.

As to timing of cash flows, I think it is helpful to understand that in the case of manufactured home communities or a government program award, cash flows start to arrive to some extent within a year or two but may not fully develop for longer. In the case of a greenfield HOA contract with a homebuilder or land developer, cash flow can often take anywhere from three to five years depending on the pace of development. Laying fiber is a long-term endeavor, but we believe it is worth the wait.

Investments at Boston Omaha Asset Management

BOAM is our catch-all for investments we have made over time that we do not control, as well as our asset management business. Below is a breakdown of those two segments with the first section showing our aggregate asset base according to GAAP and the second section outlining the asset management business specifically.

Boston Omaha Asset Management Investments

GAAP asset values as of December 31, 2024:

($ in millions)	GAAP Value	Market Value
Sky Harbour[11]	$94.5	$170.5
Boston Omaha Build for Rent[12]	$5.4	
CB&T Holding Corporation	$19.1	
24th Street Asset Management[12]	$10.7	
Other[13]	$3.8	
Total BOAM Assets	**$133.5**	

[11] Includes 12,401,589 shares of Sky Harbour Class A common stock (of which 1,511,831 shares are held at UCS) and 7,719,779 warrants to purchase Sky Harbour Class A common stock. Market value total reflects closing NYSE price of our Sky Harbour Class A common stock and warrants as of December 31, 2024.

[12] Includes only BOAM's invested capital and GP interest.

[13] Includes MyBundle TV, Logic and Breezeway.

As mentioned in past letters, we generally won't provide specific commentary on the passive minority holdings in BOAM unless there is something new or material of note to report to Boston Omaha shareholders.

Boston Omaha Asset Management Funds

Within asset management, we own the general partner plus have investments in the underlying funds of both 24th Street and Boston Omaha Build for Rent ("BOBFR"). The two BORE special purpose entities own commercial real estate, and we are the general partner of both but do not have a capital investment.

As outlined in last year's letter, we are winding down this segment over time and progress in 2024 on this front lead to distributions to BOAM of approximately $18mm during the year as well as significant reductions in overhead. Below is a table listing Boston Omaha's initial investment in the underlying funds and GP, total assets that remain managed, and distributions to date.

($ in millions)	**BOAM Invested Capital**	**Total Fund Assets**[14]	**Our Share of Distributions to Date**
24th Street Fund I	$3.0	$20.1	$3.9
24th Street Fund II	$3.0	$29.5	$3.8
BOBFR	$15.0	$11.9	$9.6
BORE Hirsch	-	$21.7	-
BORE Fourth	-	$4.4	-
General Partner	$5.1		$3.7
Total Assets Managed		**$87.6**	

Inception to year-end 2024, we have now received approximately $21mm in distributions on our overall cost basis of $26.1mm. Looking forward to calendar 2025, we expect additional proceeds from both our investments in

[14] As of December 31, 2024.

commercial real estate and our general partner profit interest, although the amounts and timing will be lumpy and dependent on conditions within the commercial real estate sector.

Annual Meeting and Closing Remarks

Last year at our AGM, we stated that our plan was to move up the meeting to earlier in the year. After a lot of thought and feedback from shareholders on communication timelines, we will instead host our 2025 AGM on August 25th in Omaha, NE. This late summer date allows us to add a mid-year update for shareholders, as our second quarter results are generally released in mid-August, along with the usual annual update via this letter and our 10-K filing in the spring. We will likely continue with this practice for the years ahead.

The Boston Omaha team thanks you for your continued belief in us and we look forward to seeing you in Omaha.

March 2025

Adam K. Peterson
Chairman of the Board
Omaha, NE

Safe Harbor Statement:

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of Boston Omaha Corporation. These statements are only predictions based on current assumptions and expectations. Any statements in this press release about the Company's future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words "anticipate," "believe," "continue," "goal," "seek, " "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not actually achieve the plans, intentions or expectations disclosed in the Company's forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company's estimates regarding the potential market opportunity for the Company's current and future products and services, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully integrate acquired businesses, the effect of a loss of, or financial distress of, any reinsurance company which reinsures the Company's insurance operations, the risks associated with our investments in both publicly traded securities and privately held businesses, our history of losses and ability to maintain profitability in the future, the Company's expectations regarding the Company's sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of the Company's public filings with the Securities and Exchange Commission (the "SEC") on Form 10-K for the year ended December 31, 2024, as amended, as well as other risks and uncertainties which may be described in any subsequent quarterly report on Form 10-Q filed by the Company and the other reports the Company files with

the SEC. Copies of our SEC filings are available on our website at www.bostonomaha.com.

In addition, the forward-looking statements included in this letter to shareholders represent the Company's views as of the date hereof. The Company anticipates that general economic conditions and subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Non-GAAP Information:

This letter includes Company financials on an as-reported basis. The Company also refers to and presents "Adjusted EBITDA" as the only non-GAAP financial measure within this letter, for which additional disclosure is required as a "non-GAAP" measure within the meaning of Regulation G under the Securities Exchange Act of 1934.

The Company's use of this non-GAAP financial measure includes adjustments that reflect how management views our separately reported business segments. The Company believes the use of this non-GAAP financial measure provides useful supplemental information that enables investors to better compare the Company's performance across periods, and management also uses this measure internally to assess the operating performance of each of its business segments, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider the use of this non-GAAP financial measure in isolation from, or as a substitute for, the financial information that the Company reports. The Company's earnings releases, including its earnings release dated March 28, 2025 for the year ended December 31, 2024, contain financial measures calculated in accordance with GAAP that correspond to the non-GAAP financial measure included in this presentation. The Company's earnings releases are available on the Company's website at www.investor.bostonomaha.com/news.

Reconciliations of the use of this non-GAAP financial measure to the most comparable GAAP measure are provided in the appendix to this presentation.

Link Media Outdoor						
	For the Years Ended December 31,				Change	
	2024		2023		#	
Net income	$	6.9	$	5.7	$	1.2
Interest expense, net		1.4		1.0		0.5
Depreciation		5.2		5.1		0.1
Amortization		3.9		3.9		(0.0)
Accretion		0.2		0.2		0.0
Loss on disposition of assets		0.1		0.2		(0.1)
Adjusted EBITDA	$	17.6	$	16.0	$	1.6

Boston Omaha Broadband						
	For the Years Ended December 31,				Change	
	2024		2023		#	
Net loss	$	(7.4)	$	(7.0)	$	(0.5)
Interest expense (income), net		0.0		(0.0)		0.0
Depreciation		9.1		6.8		2.3
Amortization		3.5		3.3		0.2
Accretion		0.0		0.0		(0.0)
Loss (gain) on disposition of assets		0.7		(0.1)		0.8
Noncontrolling interest		-		(0.1)		0.1
Adjusted EBITDA	$	5.8	$	2.9	$	2.9

General Indemnity Group						
	For the Years Ended December 31,				Change	
	2024		2023		#	
Net income	$	2.7	$	2.1	$	0.7
Depreciation		0.2		0.2		0.0
Amortization		0.2		0.2		0.0
Other investment (income) loss		(0.2)		(0.5)		0.3
Adjusted EBITDA	$	2.8	$	1.8	$	1.0

<u>Disclosure:</u>

Boston Omaha Asset Management ("BOAM") is the business/trade name for certain asset managers that are owned and controlled by Boston Omaha Asset Management, LLC, a wholly owned subsidiary of Boston Omaha Corporation. These managers currently include 24th Street Asset Management, LLC ("24th Street") and BOAM FUND ONE: IM LLC. BOAM FUND ONE: IM LLC manages Fund One: Boston Omaha Build for Rent ("BOBFR"). The information contained herein

is not an offer to sell, or a solicitation of an offer to purchase any fund managed by these entities. Such an offer will be made only by an Offering Memorandum, a copy of which is available to qualifying potential investors upon request.

The opinions expressed herein regarding BOAM and its investments are based on the views and research of BOAM as of the date of this letter and are subject to change. BOAM reserves the right to modify its current investment strategies and techniques based on changing market dynamics. It should not be assumed that any of the transactions or real estate assets discussed will prove to be profitable, or that the decisions we make in the future will be profitable or will equal the investment performance of the funds discussed herein. All fund returns, unless otherwise notated, are net of expenses, asset management fees, and carried interest. Inherent in any investment is the potential for a total loss of the investment. There can be no assurance that any fund investor will receive return of their capital.